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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           Protein Design Labs, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)


                                   00074369L1
             ------------------------------------------------------
                                 (CUSIP Number)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


CUSIP No. 00074369L1                                           Page 1 of 7 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Hoffman-La Roche Inc.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |X|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       New Jersey, U.S.A.
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0 Shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0 Shares
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0 Shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0 Shares
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00074369L1                                           Page 2 of 7 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Roche Holdings, Inc.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |X|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware, U.S.A.
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0 Shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0 Shares
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0 Shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0 Shares
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00074369L1                                           Page 3 of 7 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Roche Finance Ltd.
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |X|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Switzerland
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0 Shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0 Shares
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0 Shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0 Shares
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 00074369L1                                           Page 4 of 7 Pages

--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       Roche Holding Ltd
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  |X|
                                                             (b)  | |
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION

       Switzerland
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER
                                 0 Shares
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER
   BENEFICIALLY OWNED            0 Shares
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER
           WITH                  0 Shares
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER
                                 0 Shares
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             | |
       Not Applicable
--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.   00074369L1                                        Page 5 of 7 Pages

This Schedule 13G is hereby amended as follows:

Item 5. Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 10.  Certification and Signature.

       After reasonable inquiry and to the best of my knowledge and belief, I/we certify that the information set forth in this statement is true, complete and correct.

Dated this 6th day of February, 1998.



                                     ROCHE HOLDINGS, INC.


                                     By:  /s/ Frederick C. Kentz III
                                          ------------------------------------
                                          Under Power of Attorney dated
                                          February 2, 1998 filed herewith

CUSIP No.   00074369L1                                        Page 6 of 7 Pages



                               POWER OF ATTORNEY


The undersigned hereby constitutes and appoints Frederick C. Kentz III their true and lawful attorney-in-fact to:

(1) execute for and on behalf of each of the undersigned (collectively, the "Companies") Forms 3, 4, 5 and any other form, schedule or document relating to an initial statement of, and changes in, the Companies' beneficial ownership of equity securities now or hereafter acquired, and any necessary amendments to such forms or documents of extensions of time to file such forms, schedules or documents, in accordance with the Securities Exchange Act of 1933 or Section 16 of the Securities Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

(2) execute for and on behalf of each of the Companies Schedules 13D and 13G filed with respect any entity by any of the Companies, to file the same with the Securities and Exchange Commission, and to execute and file any further amendments to such Schedules 13D and 13G; and

(3) do and perform any and all acts for and on behalf of the Companies which may be necessary or desirable to complete the execution of any such form, schedule or document and the filing of such form with the United States Securities and Exchange Commission and any other authority.

The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform every act necessary and proper in the exercise of any of the rights and powers herein granted, as fully as such attorney-in-fact could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving such capacity at the request of the undersigned, is not assuming any of the undersigned liabilities under the Exchange Act.

This Power of Attorney shall remain in effect for so long as the Companies are required to file reports under Exchange Act with respect to securities.

CUSIP No.   00074369L1                                        Page 7 of 7 Pages


IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 2nd day of February, 1998.

                                  ROCHE HOLDING LTD



                                  /s/  Dr. Felix Amrein
                                  ----------------------------------
                                  /s/  Dr. Bruno Maier
                                  ----------------------------------

                                  ROCHE FINANCE LTD



                                  /s/  Hans Wyss
                                  ----------------------------------
                                  /s/  Dr. Henri B. Meier
                                  ----------------------------------


                                  ROCHE HOLDINGS, INC.

                                  /s/  Marcel Kohler
                                  ----------------------------------


                                  F.HOFFMANN-LA ROCHE LTD


                                  /s/  Stefan Arnold
                                  ----------------------------------
                                  /s/  Bruno Heynen
                                  ----------------------------------

                                  ROCHE IMAGE ANALYSIS
                                  SYSTEMS, INC.


                                  /s/  Frederick C. Kentz III
                                  ----------------------------------